Exhibit 99.1

Dyax Corp. Appoints Ron Cohen, M.D. and Paolo Pucci to Board of Directors

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 1, 2011--Dyax Corp. (NASDAQ: DYAX), a developer of novel biotherapeutics for unmet medical needs, announced today the appointment of Ron Cohen, M.D. and Paolo Pucci to its Board of Directors. In addition to their appointment as Directors, Dr. Cohen will serve on the Compensation Committee of the Board, and Mr. Pucci will serve on the Audit Committee.

“Ron and Paolo are each highly regarded innovators and leaders in the biotechnology industry whose insights will add great value to the Board of Directors,” said Henry E. Blair, Chairman of Dyax’s Board of Directors. “We welcome them to Dyax and look forward to their contributions as the Company continues to grow each of its three core franchises, including KALBITOR® (ecallantide), the Licensing and Funded Research Program and the internal pipeline.”

Ron Cohen, M.D.

Dr. Ron Cohen is the Founder, President and Chief Executive Officer of Acorda Therapeutics, a biotechnology company developing therapies for multiple sclerosis, spinal cord injury and related nervous system disorders. Previously, he was a principal and officer at the startup Advanced Tissue Sciences, Inc. Dr. Cohen is Chairman of the Emerging Company Section of the Biotechnology Industry Organization (BIO) and a member of the Executive Committee of the Board of BIO. He previously served as Director and Chairman of the New York Biotechnology Association. He also serves as a member of the Columbia-Presbyterian Health Sciences Advisory Council. Dr. Cohen received his B.A. with honors in Psychology from Princeton University and his M.D. from the Columbia College of Physicians & Surgeons. He completed his residency in Internal Medicine at the University of Virginia Medical Center and is Board Certified in Internal Medicine.

Paolo Pucci

Paolo Pucci is Chief Executive Officer and member of the Board of Directors of ArQule Inc., a clinical-stage biotechnology company that is researching and developing innovative cancer therapeutics targeting critical biological processes implicated in a wide range of cancers. Prior to ArQule, Mr. Pucci was at Bayer AG, where he held sequential responsibilities as Country Head Bayer Italy Pharmaceuticals, President & SVP Bayer Pharmaceuticals North America - Global Specialty Pharmaceuticals, and member of the Bayer Pharmaceuticals Executive Committee, concluding his tenure as president in charge of the Bayer-Schering Pharmaceuticals Global Oncology/Specialized Therapeutics Business Units. Prior to his tenure at Bayer, Mr. Pucci held positions of increasing responsibility with Eli Lilly, culminating with his appointment as Managing Director, Eli Lilly Sweden AB. Mr. Pucci holds an MBA from the University of Chicago and is a graduate of the Universita Degli Studi Di Napoli in Naples, Italy.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on discovering, developing and commercializing novel biotherapeutics for unmet medical needs. The Company’s lead product, ecallantide, has been approved under the brand name KALBITOR® in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older.

Dyax is commercializing KALBITOR in the United States independently, and establishing strategic partnerships to develop and commercialize ecallantide for the treatment of HAE in key regions worldwide. Currently, Dyax has partnership agreements for regions including Europe, Japan, Russia, the Middle East, Israel, North Africa, Australia, New Zealand, Latin America (excluding Mexico), the Caribbean, Taiwan, Singapore and South Korea. The Company is also exploring other potential indications for ecallantide, either alone or through partnerships, including drug-induced angioedema.

Ecallantide and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the Licensing and Funded Research Program (LFRP), which has approximately 75 revenue generating licenses and collaborations for therapeutic discovery, as well as for affinity separations, diagnostic imaging, and research reagents. The success of the Company’s LFRP royalty portfolio is illustrated by the program’s advanced licensee pipeline that includes 17 candidates in clinical development. Of those candidates, four are in Phase 3 clinical trials, four are in Phase 2 and nine are in Phase 1.

Disclaimer

This press release contains forward-looking statements. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business. These risks and uncertainties are described or referred to in Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo, KALBITOR and KALBITOR Access are registered trademarks of Dyax Corp.

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President and Chief Financial Officer
gmigausky@dyax.com